EXHIBIT 8(o)

ADDENDUM No. 4 to Participation Agreement (Davis)

ADDENDUM No. 4

TO

PARTICIPATION AGREEMENT

ADDENDUM No. 4 dated as of May 1, 2009, to the PARTICIPATION AGREEMENT (the “AGREEMENT”) among DAVIS VARIABLE ACCOUNT FUND, INC.; DAVIS DISTRIBUTORS, LLC; and TRANSAMERICA LIFE INSURANCE COMPANY (previously, PFL LIFE INSURANCE COMPANY) dated February 28, 2000.

In consideration of the mutual benefits which the parties anticipate, they hereby agree to amend the PARTICIPATION AGREEMENT as follows:

(1) Schedule A is hereby deleted in its entirely and replaced by the following amended Schedule A:

Schedule A

Accounts

Name of Account	Date of Resolution of Insurance Company’s Board which Established the Account
PFL Retirement Builder Variable Annuity Account	March 29, 1996
PFL Corporate Account One	August 10, 1998
Separate Account VA Z established	February 13, 2007

(2) Schedule B is hereby deleted in its entirety and replaced by the following amended Schedule B:

Schedule B

Contracts

Retirement Income Builder Variable Annuity or First Union Portfolio Select Variable Annuity

Advantage V or Advantage VI

Flexible Premium Variable Annuity – K, sold under marketing name “Transamerica Investor Choice Annuity.”

The Davis Value Portfolio may be offered by these Accounts

All other terms of the PARTICIPATION AGREEMENT remain unchanged.

(Signatures on following page)

IN WITNESS WHEREOF, the parties have duly executed and sealed this ADDENDUM No. 4, all as of the date first written above.

TRANSAMERICA LIFE INSURANCE COMPANY
(formerly, PFL LIFE INSURANCE COMPANY)
(“Insurance Company”)
By its authorized officer,

By:	/s/ Steven R. Shepard
Steven R. Shepard
Title:	Vice President

DAVIS VARIABLE ACCOUNT FUND, INC.
(“Company”)
By its authorized officer,

By:	/s/ Thomas Tays
Thomas Tays
Title:	Vice President

DAVIS DISTRIBUTORS, LLC
(“Davis Distributors”)
By its authorized officer,

By:	/s/ Thomas Tays
Thomas Tays
Title:	Vice President